UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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AMERICA’S CAR-MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICA’S CAR-MART, INC.
802 Southeast Plaza Ave., Suite 200
Bentonville, Arkansas 72712

Notice of Annual Meeting of Stockholders
To be held August 21, 2013

To the holders of common stock of America’s Car-Mart, Inc.:

Notice is hereby given that the annual meeting of stockholders of America’s Car-Mart, Inc., a Texas corporation, will be held at the Company’s principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, on Wednesday, August 21, 2013 at 10:00 a.m., local time, for the following purposes:

(1)	To elect six directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

(2)	To consider and approve an advisory resolution regarding the Company’s compensation of its named executive officers;

(3)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2014; and

(4)	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record as of the close of business on June 26, 2013 will be entitled to notice of and to vote at the annual meeting of stockholders or any adjournment or postponement thereof.

Very truly yours,

/s/ William H. Henderson
William H. Henderson Chief Executive Officer
July 1, 2013

Your vote is important.  Whether or not you plan to attend the meeting in person, you are urged to vote as promptly as possible by the Internet.  If you request a printed copy of the proxy materials, you may complete and mail the proxy you will receive in response to your request or you may vote by the Internet.  If you attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.

AMERICA’S CAR-MART, INC.
802 Southeast Plaza Ave., Suite 200
Bentonville, Arkansas 72712

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
AUGUST 21, 2013

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to "we," "us," "our" and "the Company" refer to America’s Car-Mart, Inc. and its subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, which is first being mailed to stockholders on or about July 10, 2013, is furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting of stockholders to be held at the Company’s principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, on Wednesday, August 21, 2013 at 10:00 a.m., local time, and at any or all adjournments or postponements thereof.  To receive directions to the annual meeting, please call (479) 464-9944.  The address of our principal executive offices is 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712 and our telephone number is (479) 464-9944.

 Stockholders of record can vote on the Internet, by mail or by attending the annual meeting and voting by ballot as described below.  On or about July 10, 2013, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders advising them that they can access this proxy statement, the 2013 Annual Report and voting instructions over the Internet at www.shareholdervote.info.  You may then access these materials and vote your shares over the Internet.  Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you for this meeting.  If you want to receive a paper copy of the proxy materials, you may request one by calling the Company’s transfer agent, Securities Transfer Corporation, toll-free at 1-800-780-1920, or by sending an email to Info@shareholdervote.info with “Proxy Materials Order” in the subject line and in the body of the message include your full name, address, and request.  There is no charge to you for requesting a copy.  Please make your request for a copy on or before August 7, 2013, to facilitate timely delivery.  If you request a paper copy of the proxy materials, you may vote by mail by completing and returning the proxy card you will receive in response to your request or you may vote by the Internet.

We encourage you to vote your shares through our Internet voting option.  You can vote on the Internet by following the instructions in the notice that was mailed to you.  Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  The Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.  Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 8:30 a.m. Central time on August 21, 2013.  If you vote on the Internet, you do not need to return your proxy card.

Please note:  If you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to the Notice of Internet Availability of Proxy Materials that was mailed to you by your bank, broker or other holder of record to see which voting options are available to you and for instructions on how to vote your shares and how to request a printed copy of the proxy materials.

If you request a paper copy of the proxy materials and choose to vote by mail, please complete, sign, date and promptly return the accompanying proxy card in the enclosed addressed envelope that will be provided to you in response to your request, even if you plan to attend the annual meeting.  Postage need not be affixed to the envelope if mailed within the United States.  The immediate return of your proxy card will be of great assistance in preparing for the annual meeting and is, therefore, urgently requested.  If you attend the annual meeting and vote in person, your proxy card will not be used.

If you plan to attend the Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at vickie.judy@car-mart.com.  This will assist us with meeting preparations.  You also can obtain directions to the meeting by calling this number.  Please bring the Notice of Internet Availability of Proxy Materials with you for admission to the meeting.

Any person giving a proxy pursuant to this proxy statement may revoke it at any time before it is exercised at the annual meeting of stockholders by notifying, in writing, our Secretary at the address above prior to the annual meeting date.  In addition, if the person executing the proxy is present at the annual meeting, he or she may, but need not, revoke the proxy by notice of such revocation to our Secretary at the annual meeting, and vote his or her shares in person.  Proxies in the form provided, if duly signed or authenticated electronically and received in time for voting, and not so revoked, will be voted at the annual meeting in accordance with the instructions specified thereon.  Where no choice is specified, proxies will be voted “FOR” the election of the nominees for director named in the proxy statement, “FOR” the resolution approving the Company’s compensation of its named executive officers, “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm, and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

Only stockholders of record at the close of business on June 26, 2013 will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.  Each share of our common stock issued and outstanding on such record date is entitled to one vote.  As of June 26, 2013, we had 9,041,573 shares of common stock outstanding.

The presence at the annual meeting of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum.  Stockholders will be counted as present at the annual meeting if they are present in person at the annual meeting or if they have properly submitted a proxy card.  A plurality of the votes duly cast is required for the election of directors.  The proposals regarding the advisory vote on executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm require the affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain with respect to, the proposals.

Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote, and therefore will be included for purposes of determining whether a quorum is present at the annual meeting.  Abstentions will be treated as “votes cast” on certain matters, but broker “non-votes” will not be deemed to be “votes cast.”  As a result, broker “non-votes” will not be included in the tabulation of the voting results on the election of directors and the other proposals presented in this proxy statement, and therefore will not have any effect on such votes.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.  Abstentions will not be included in the tabulation of the voting results on the election of directors, and therefore will not have any effect on such vote, but will have the same effect as a vote against the proposals regarding the advisory vote on executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to in this proxy statement as the Dodd-Frank Act, directed national securities exchanges to prohibit broker discretionary voting of uninstructed shares held in “street name” (through a broker or nominee) for the election of directors, executive compensation and certain other matters.  Under current stock exchange rules, broker discretionary voting is not permitted for the election of directors and executive compensation matters.  Therefore, if you hold shares through a broker or other nominee and you do not give your broker or nominee specific instructions, including regarding the election of directors and the advisory vote on our executive compensation, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.  Individual stockholders of record will receive copies of the proxy solicitation materials even if they share the same mailing address. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners.  In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners.  Solicitation of proxies by mail may be supplemented by one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees.  No additional compensation will be paid for such services.  We have not engaged, and do not plan to engage, the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners.  Our costs for such services, if any, will not be material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 26, 2013 with respect to ownership of our outstanding common stock by (i) all persons known to us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially owned(1)		Percent of Shares Outstanding
Invesco Ltd.	906,809	(2)	10.0%
Opus Capital Group, LLC	722,244	(3)	8.0%
Royce & Associates, LLC	649,400	(4)	7.2%
William M. Sams	636,250	(5)	7.0%
BlackRock, Inc.	476,984	(6)	5.3%
The Vanguard Group	471,604	(7)	5.2%
William H. Henderson	440,619	(8)	4.7%
Eddie L. Hight	261,447	(9)	2.8%
Daniel J. Englander	211,615	(10)	2.3%
Jeffrey A. Williams	175,528	(11)	1.9%
John David Simmons	56,229	(12)	*
Robert Cameron Smith	23,650	(13)	*
All directors and executive officers as a group (7 persons)	1,805,338	(14)	18.3%
__________________________________

*	Less than 1% of outstanding shares.

(1)
"Beneficial ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of June 26, 2013.  Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.  Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Applicable percentages are based on 9,041,573 shares of the Company’s common stock outstanding on June 26, 2013, adjusted as required by rules promulgated by the SEC.

(2)
Based on a Schedule 13G filed with the SEC on February 12, 2013 by Invesco Ltd. with an address of 1555 Peachtree Street NW, Atlanta, GA 30309. The reporting person reported beneficial ownership of 906,809 shares for which it has sole voting power over 906,809 shares and sole dispositive power over 906,809 shares.  We make no representation as to the accuracy or completeness of the information reported.

(3)
Based on a Schedule 13G filed with the SEC on April 10, 2013 by Opus Capital Group, LLC with an address of 1 West Fourth Street, Suite 2500, Cincinnati, OH 45202. The reporting person reported beneficial ownership of 722,244 shares for which it has sole voting power over 411,660 shares and sole dispositive power over 722,244 shares.  We make no representation as to the accuracy or completeness of the information reported.

(4)
Based on a Schedule 13G filed with the SEC on January 3, 2013 by Royce & Associates, LLC with an address of 745 Fifth Avenue, New York, NY 10151. The reporting person reported beneficial ownership of 649,400 shares for which it has sole voting power over 649,400 shares and sole dispositive power over 649,400 shares.  We make no representation as to the accuracy or completeness of the information reported.

(5)
Includes 36,250 shares which Mr. Sams has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options and 100,000 shares held by a corporation controlled by Mr. Sams.  Mr. Sams has 500,000 shares pledged as collateral on a loan.  Mr. Sams’ address is 326 Mantlebrook Drive, Desoto, Texas 75115.

(6)
Based on a Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc. with an address of 40 East 52nd Street, New York, NY 10022.   The reporting person reported beneficial ownership of 476,984 shares for which it has sole voting power over 476,984 shares and sole dispositive power over 476,984 shares.  We make no representation as to the accuracy or completeness of the information reported.

(7)
Based on a Schedule 13G filed with the SEC on February 22, 2013 by The Vanguard Group with an address of 100 Vanguard Blvd., Malvern PA 19355.  The reporting person reported beneficial ownership of 471,604 shares for which is has sole voting power over 13,523 shares and sole dispositive power over 458,681 shares.  We make no representation as to the accuracy or completeness of the information reported.

(8)
Includes 348,000 shares which Mr. Henderson has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options, 1,874 shares held in the Company’s Employee Stock Purchase Plan and 750 shares held as custodian for minor children.

(9)	Includes 198,000 shares which Mr. Hight has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options and 90 shares held as a custodian for a minor child.

(10)
Includes 155,165 shares held in a limited partnership of which Mr. Englander is the sole general partner and 28,750 shares which Mr. Englander has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options.

(11)
Includes 144,000 shares which Mr. Williams has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options, 2,013 shares held in the Company’s Employee Stock Purchase Plan and 1,902 shares held in the Company’s 401(k) Plan.  Mr. Williams has 10,000 shares pledged as collateral on a loan.

(12)	Includes 40,000 shares which Mr. Simmons has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options.

(13)	Includes 17,500 shares which Mr. Smith has the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding stock options and 1,875 shares held by Mr. Smith’s spouse.

(14)	Includes 812,500 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days of June 26, 2013 upon exercise of outstanding options.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Pursuant to our bylaws, our board of directors has set the number of directors for the ensuing year at six, all of whom are proposed to be elected at the annual meeting of stockholders.  In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present board of directors, upon the recommendation of the nominating committee of the board of directors.  Management knows of no current circumstances that would render any nominee named herein unable to accept nomination for election.  Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at the annual meeting at which a quorum is present.

Members of our board of directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified.  The following persons have been nominated for election to our board of directors:

Daniel J. Englander, age 44, has served as a director since February 2007.  Mr. Englander is the founder and currently the Managing Partner of Ursula Investors, an investment partnership founded in 2004.  From January 2005 to June 2006, Mr. Englander was a partner of Prescott Securities, an investment fund, and from October 1994 to January 2005, he was employed by Allen & Company, an investment merchant bank, most recently as Managing Director.  Mr. Englander is also currently on the board of directors of Copart, Inc.  Mr. Englander’s qualifications to serve on the board include his financial and investment experience.  He also brings operational and strategic expertise, as well as business development expertise to the board.

William H. Henderson, age 49, has served as a director since September 2002.  Mr. Henderson has also served as our Chief Executive Officer since October 2007 and as our President since May 2002.  From 1999 until May 2002, Mr. Henderson served as Chief Operating Officer of our wholly owned operating subsidiary.  From 1992 until 1998, Mr. Henderson served as General Manager of our wholly owned operating subsidiary.  From 1987 until 1992, Mr. Henderson primarily held positions of District Manager and Regional Manager of our wholly owned operating subsidiary.  Mr. Henderson’s qualifications to serve on the board include his more than 20 years of experience with our company and his in-depth knowledge of our company and its operations.  In addition, Mr. Henderson provides significant industry experience and expertise to the board.

William M. Sams, age 75, has served as a director since March 2005.  Mr. Sams currently manages his personal investments and is a general partner of Marlin Sams Fund, L.P.  From 1981 until 2000, Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as Executive Vice President of both First Pacific Advisors and FPA Perennial Fund, Inc.  He started his career in 1966 in the mutual fund industry.  Mr. Sams served on the board of directors of Unifi, Inc. from 2007 to 2012.  Mr. Sams’ qualifications to serve on the board include his finance and investment experience and expertise.

John David Simmons, age 77, has served as a director since August 1986.  Since 1970, Mr. Simmons has been President of Simmons & Associates LLC, a real estate development company, and Management Resource LLC, a management consulting firm. Mr. Simmons has more than 40 years of experience in the automotive field and has been a new car dealer for Ford and General Motors as well as owning a number of “Buy Here Pay Here” dealerships.  Mr. Simmons’ qualifications to serve on the board include his demonstrated leadership and knowledge of financial, operational and strategic issues facing the automotive dealership industry.  In addition, Mr. Simmons provides management and real estate expertise to the board.

Robert Cameron Smith, 62, has served as a director since December 2009.  Mr. Smith is the founder and President of Cameron Smith & Associates, Inc., an executive recruiting firm located in Bentonville, Arkansas that he founded in 1994.  He has 20 years of experience in executive searching, beginning with Career Consultants in Southern California before starting his own agency in Los Angeles, California.  He has become a leader in the retail supplier community, and is actively involved in efforts to enhance the technology, international trade opportunities and higher education resources available to world-class companies working in conjunction with major retailers.  Mr. Smith’s qualifications to serve on the board include his recruiting and management selection expertise.

Jeffrey A. Williams, 50, has served as Chief Financial Officer, Vice President Finance and Secretary of the Company since October 2005 and as a director since August 2011. Mr. Williams is a Certified Public Accountant and prior to joining the Company, his experience included approximately seven years in public accounting with Arthur Andersen & Co. and Coopers and Lybrand LLC in Tulsa, Oklahoma and Dallas, Texas. His experience also includes approximately five years as Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products. Mr. Williams' qualifications to serve on the Board include his financial and operational experience.

The board of directors recommends a vote "FOR" each of the six nominees to our board of directors.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

At the 2012 Annual Meeting, the stockholders approved (90.7% of votes cast), on an advisory basis, the compensation of the Company’s named executive officers. The Compensation Committee believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2013, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.  At the 2011 Annual Meeting, the stockholders also recommended, in an advisory vote, to hold future say-on-pay votes on an annual basis. As such, the Board of Directors has determined to hold this advisory vote on the compensation of named executive officers each year.  The next advisory vote to determine the frequency with which stockholders will consider and approve an advisory vote on the Company’s compensation of its named executive officers will be in 2017.

Accordingly, the board of directors is seeking the advisory vote of stockholders on the compensation of the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (collectively, our “named executive officers”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

In fiscal 2013, the Company’s named executive officers made and effectively managed the execution of key business and strategic decisions that helped the Company achieve strong financial results. In fiscal 2013, the Company increased revenues by 8.0% to $465 million, increased diluted earnings per share to $3.36 and opened ten new dealerships.  These accomplishments were especially significant given competitive pressures resulting from increases in the level of financing available to the sub-prime auto industry, as well as the challenging macroeconomic environment the Company experienced during fiscal 2013.

As discussed in our “Compensation Discussion and Analysis” below, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for our stockholders. The program provides total compensation opportunities at levels that are competitive in our industries, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and closely aligns the interests of our executives with the interests of our stockholders. Accordingly, the board of directors encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and asks you to cast a vote to approve the compensation of our named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The board and compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends a vote "FOR" the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP as our company’s independent registered public accounting firm to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2014.  Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended April 30, 2013.

A representative of Grant Thornton LLP is expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions that stockholders may have.

Principal Accountant Fees and Services

The aggregate fees billed by Grant Thornton LLP for professional services rendered for the fiscal years ended April 30, 2013 and 2012, respectively, were as follows:

	2013	2012
Audit Fees	$271,542	$269,006
Audit related fees	-	-
Tax fees	5,970	-
All other Fees	-	-
Total Fees	$277,512	$269,006

The audit fees for the years ended April 30, 2013 and 2012 were for the audits of our annual financial statements included in our annual report on Form 10-K, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our quarterly reports on Form 10-Q and consents for and review of other documents filed with the SEC.

The tax fees for the year ended April 30, 2013 were for consulting services related to various state taxes.

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

Our audit committee has established policies and procedures regarding pre-approval of all services provided by our independent auditor.  Our audit committee will annually review and pre-approve the services that may be provided by our independent auditor without obtaining specific pre-approval from the audit committee.  Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent auditor.  During the fiscal year ended April 30, 2013, our audit committee pre-approved all audit and permitted non-audit services that were provided to us by our independent auditors.

Ratification of the Independent Registered Public Accounting Firm

Although stockholder ratification is not required by our bylaws or otherwise, the appointment of Grant Thornton LLP as our company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending April 30, 2014 is being submitted to our stockholders for ratification because we believe it is a matter of good corporate governance.  In the event our stockholders do not ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2014, the adverse vote will be considered as a recommendation to the audit committee to select other auditors for the following fiscal year.  However, due to the difficulty in making any substitution of auditors after the beginning of the fiscal year, it is contemplated that the appointment of Grant Thornton LLP for the fiscal year ending April 30, 2014 will be permitted to stand unless the audit committee finds other good reason for making a change.  The audit committee may terminate Grant Thornton LLP’s engagement as our company’s independent registered public accounting firm without the approval of our stockholders if it deems termination appropriate and in our best interest and the best interests of our stockholders.

The board of directors recommends a vote "FOR" the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2014.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

During our last fiscal year, our board of directors held 23 meetings.  Each incumbent director attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which such director served.

It is the policy of our board of directors that all directors should attend the annual meeting of stockholders unless unavoidably prevented from doing so by unforeseen circumstances.  All directors attended the 2012 annual meeting of stockholders.

Board Independence

Our board of directors currently consists of six members.  Our board of directors has determined that Daniel J. Englander, William M. Sams, John David Simmons and Robert Cameron Smith are “independent” as defined by the listing standards of The NASDAQ Stock Market, referred to in this proxy statement as NASDAQ.  Our independent directors meet separately at least twice each year.

Board Leadership Structure

Currently Mr. Henderson serves as Chief Executive Officer and Mr. Simmons serves as the lead director of the board.  The board of directors currently believes that this leadership structure is advantageous because it allows Mr. Henderson to focus on the management of our business and our day-to-day operations.  However, the board of directors does not have a policy that requires that the positions of lead director and Chief Executive Officer be held by different people.  The board of directors believes that this gives it the flexibility to determine that one person should hold both positions if such leadership structure would be in our best interests and the best interests of our stockholders.

The Board’s Role in Risk Oversight

The audit committee reviews and discusses with management our processes and policies with respect to risk assessment and risk management. In addition, our risk oversight process involves the board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, reputation and strategy, as well as information regarding any material risks associated with each matter. The full board (or the appropriate board committee, if the board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the company’s risk management practices. When a board committee receives an update the chairperson of the relevant board committee reports on the discussion to the full board during the next board meeting. This enables the board and the board committees to coordinate the risk oversight role.

Stockholder Communications with the Board of Directors

Our board of directors has implemented a process for stockholders to send communications to our board of directors.  Any stockholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Secretary at 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712.  Our Secretary has been instructed by our board of directors to promptly forward all such communications to our board of directors or such individual directors.

Committees of the Board of Directors

Our board of directors presently has three standing committees: audit committee, compensation and stock option committee, referred to in this proxy statement as the compensation committee, and nominating committee.  Each of these committees is described below.

Audit Committee

Our audit committee assists our board of directors in overseeing our accounting and financial reporting process and audits for our financial statements.  It is directly responsible for the appointment, compensation, retention and oversight of the work of our registered public accounting firm.  Our audit committee reviews the auditing accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, various other accounting and auditing matters and the independence of the auditing accountants.  The committee reviews and pre-approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law.  Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.  Our audit committee meets with management to review any issues related to matters within the scope of the audit committee’s duties.  The committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.

Our audit committee presently consists of William M. Sams, John David Simmons and Daniel J. Englander, Chairman, each of whom is “independent,” as such term is defined by the NASDAQ’s listing standards and Rule 10A-3 of the Exchange Act.  In addition, the board has determined that each audit committee member is able to read and understand fundamental financial statements and, other than strictly in his capacity as a member of our board of directors or a committee of our board of directors, has not participated in preparing our financial statements in any of the past three years.  Our board of directors has determined that Daniel J. Englander is an “audit committee financial expert,” as defined by the rules of the SEC.  Our audit committee held four meetings during the last fiscal year.  See “Audit Committee Report” for additional information regarding our audit committee.

Compensation Committee

Our compensation committee presently consists of William M. Sams, Daniel J. Englander and Robert Cameron Smith, Chairman, each of whom the board of directors has determined to be “independent” as defined by the NASDAQ listing standards. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, and also “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.  Our compensation committee assists our board of directors with respect to our compensation programs and compensation of our executive officers and is authorized to administer our equity and non-equity incentive plans.  Our compensation committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.   Our compensation committee held one meeting during the last fiscal year.  See “Executive Compensation – Compensation Discussion and Analysis – Role of Compensation Committee” for additional information.

Nominating Committee

Our nominating committee presently consists of our current independent board members, Daniel J. Englander, William M. Sams, John David Simmons and Robert Cameron Smith.  Our nominating committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.  Nominees for election to our board of directors are considered and recommended by our nominating committee.  Our full board of directors considers the recommendations of the nominating committee and recommends the nominees to our stockholders.  Our nominating committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors and officers and considering nominations from our stockholders.  Absent special circumstances, our nominating committee will continue to nominate qualified incumbent directors whom the nominating committee believes will continue to make important contributions to our board of directors.  While there are no minimum qualifications for nomination, our nominating committee generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major issues facing us.  In addition, the board of directors believes that it, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business.  In seeking a diversity of background, the nominating committee seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives.  Accordingly, the nominating committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs.  In evaluating nominees, and considering incumbent directors for nomination, the nominating committee has considered all of the criteria described above and the nominating committee believes that all of the six director nominees listed above are highly qualified and have the skills and experience required for service on our board of directors. The biographies above contain specific information regarding the experiences, qualifications and skills of each of our director nominees.  Our nominating committee held one meeting during the last fiscal year.

Stockholder Nominations

Our nominating committee will consider persons recommended by our stockholders in selecting nominees for election.  Our nominating committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because it believes that it can adequately evaluate any such nominee on a case-by-case basis.  However, our nominating committee would consider for possible nomination qualified nominees recommended by stockholders.  Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to our Secretary at 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712.  See “Stockholder Proposals” for information regarding the procedures that must be followed by stockholders in order to submit stockholder proposals, including proposals to nominate director candidates.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been one of our officers or employees.  There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be disclosed in this proxy statement.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including executive officers and directors.  A copy of our code was filed as Exhibit 14.1 to our annual report on Form 10-K for the fiscal year ended April 30, 2004.  In the event that we make any amendments to, or grant any waiver from, a provision of the code that requires disclosure under applicable SEC or NASDAQ rules, we will disclose such amendment or waiver and the reasons for such amendment or waiver as required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons.  Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under Section 16(a).  To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended April 30, 2013, our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them.

Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended April 30, 2013.  Mr. Henderson and Mr. Williams, who are members of our board of directors, have been omitted from this table since they received no compensation for serving on our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)1, 2	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel J. Englander	$50,000		$99,095				$149,095
William M. Sams	$40,000		$99,095				$139,095
John David Simmons	$45,000		$99,095				$144,095
Robert Cameron Smith	$40,000		$99,095				$139,095
___________________

1
In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during the fiscal year ended April 30, 2013 calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock Compensation.  Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K:  Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on June 20, 2013 for the relevant assumptions used to determine the valuation of our option awards.

2
The following are the aggregate number of option awards outstanding held by each of our director as of April 30, 2013: Mr. Englander- 23,750; Mr. Sams – 31,250; Mr. Simmons – 35,000 and Mr. Smith – 12,500.

Discussion of Director Compensation

Effective November 1, 2011, each non-employee director receives a $40,000 annual retainer.  The lead director receives an additional $5,000 annual retainer and the chairman of our audit committee receives an additional $10,000 annual retainer.  Directors who are also our employees do not receive separate compensation for their services as a director.  On the first business day of May in each year, each of our then serving non-employee directors is automatically granted an option under our Option Plan to purchase 5,000 shares of common stock.  These options are issued at an exercise price equal to the fair market value of our common stock on the date of grant.  These options are vested upon grant and are exercisable for a period of up to ten years from the date of grant or, in the event that a director ceases to be one of our directors for any reason, one year following the date on which such director ceased to be a director, if earlier.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation philosophy is to align the interests of our executive officers with those of our stockholders and induce our executive officers to remain in our employ.  We believe that this is best accomplished by the following:

•	paying executives a base salary commensurate with their backgrounds, industry knowledge, special skill sets and responsibilities;

•	offering incentive cash bonuses conditioned on our consolidated financial results; and

•	making periodic grants of restricted stock and/or stock options.

Our overall goal is to ensure that our executive compensation program and policies are consistent with our strategic business objectives and that we provide incentives for the attainment of those objectives.  We strive to accomplish this goal in the context of a compensation program that includes annual base salary, annual cash incentives and stock ownership.

Role of Compensation Committee

Our compensation committee retains broad flexibility in the administration of our executive compensation program.  We believe this flexibility is critical to retaining key executives.  Our compensation committee is focused on ensuring that executive compensation is directly tied to our economic performance.

Our compensation committee operates under a written charter adopted by our board of directors.  Our compensation committee has several duties and responsibilities, including the following:

•	establish and review our overall executive compensation philosophy;

•	review and approve our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including annual performance objectives;

•
on an annual basis, review the compensation and performance of our officers, review and approve corporate goals relevant to the compensation of our Chief Executive Officer and other executive officers, evaluate our Chief Executive Officer’s performance in light of these goals and objectives, evaluate the performance of our other executive officers, and based on such evaluation, approve the annual compensation of our Chief Executive Officer and other executive officers;

•
review the annual compensation discussion and analysis and produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with all applicable rules and regulations;

•
as requested by our board of directors, make recommendations to our board of directors with respect to the approval of incentive compensation plans and equity-based incentive plans, and administer such plans;

•
periodically review the policies and criteria for the administration of all executive compensation programs, the operations of the compensation programs and whether they are achieving their intended purposes;

•	monitor compliance by executives with the terms and conditions of our executive compensation plans and programs;

•	establish and periodically review policies in the area of senior management perquisites;

•	review board of director compensation levels and practices periodically, and recommend to our board of directors, from time to time, changes in such compensation levels and practices;

•	review and approve plans and processes for management development and succession; and

•	periodically review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to our board of directors for approval.

For additional information on the duties and responsibilities of our compensation committee, see our compensation committee charter available on our website at www.car-mart.com.

Compensation Process

Our compensation committee reviews and administers our compensation program for each of our named executive officers.  Compensation is typically set at multi-year increments in order to help ensure that longer-term results are the primary focus, which we believe is critically important in our industry.  Our compensation committee periodically meets with our Chief Executive Officer, who provides insight into how individual executives are performing.

Consideration of 2012 Stockholder Say on Pay Vote

At our 2012 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of the named executive officers (90.7% of votes cast).  The compensation committee believes this level of stockholder support reflects a strong endorsement of our company’s compensation policies and decisions. The compensation committee has considered the results of this advisory vote on executive compensation in determining our compensation policies and decisions for 2013, and has determined that these policies and decisions are appropriate and in the best interests of our company and its stockholders at this time. In addition, our board of directors has considered the 2011 stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers and has adopted the stockholders’ recommendation of an annual advisory vote on the compensation of our named executive officers until the next required vote on this matter to be held in 2017, or until the board of directors otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders.

Employment Agreements

We have employment agreements with all of our named executive officers.  We believe that the employment agreements, which include change-in-control provisions, are necessary to attract and retain executives in light of all relevant factors, which include each officer’s past employment experience, desired terms and conditions of employment, and the strategic importance of their respective positions.  We believe that the change-in-control provisions are necessary to maintain stability among our executive group and that the terms of such provisions are reasonable based on our review of similar provisions for similar companies.  Our compensation committee reviews the employment agreements at the time such agreements are entered into in order to determine current market terms for the particular executive and agreement.  See “Executive Compensation – Employment Agreements” and “Executive Compensation – Change in Control Agreements” for a discussion of the terms of the employment agreements.

Total Compensation and Elements of Compensation

Our principal focus is on total compensation, a significant portion of which is based on each executive’s performance and is not guaranteed.  Although we do informally review what other companies within our industry or other companies of comparable size, growth, performance and complexity are offering to their executives, we believe the appropriate level of compensation is determined through careful consideration of the individual employee and our business goals.  We consider a variety of factors in determining the total compensation for our named executive officers, including their backgrounds, industry knowledge, special skill sets and responsibilities.

Our executive compensation program primarily consists of base salary, annual short-term incentives in the form of cash awards, and long-term incentives in the form of restricted stock and/or stock options.  We also provide certain of our named executive officers with minimal perquisites and personal benefits.  In addition, we provide our named executive officers with the ability to contribute a portion of their earnings to our 401(k) plan.  Our 401(k) plan is available generally to all of our employees.

Base Salary

We offer what we believe to be competitive base salaries to our named executive officers.  The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation.  Due to the relatively small size of our industry and the limited number of public competitors, we have not engaged in any formal compensation benchmarking studies; however, our base salary levels for our named executive officers are generally set to be competitive in relation to salary levels of executive officers in other companies within our industry or other companies of comparable size, growth, performance and complexity, while also taking into consideration the executive officer’s position, responsibility and special expertise.  Annual base salary increases, typically determined in May of each year, are not assured and adjustments to base salary take into account subjective factors such as the executive’s performance during the prior year, responsibilities and experience.  During fiscal 2013, the named executive officers did not receive an increase in base salary due to the increases received in 2012.  In January 2012, Mr. Henderson received a 26% increase in base salary to $440,000.  In January 2012, Mr. Hight and Mr. Williams received a 32% increase in base salary to $330,000 each.  The 2012 increases were made in accordance with the amendments to the employment agreements entered into in November 2009.  The factors considered in deciding to grant these increases included performance of the Company in the prior fiscal year, their direct contributions to the increased profitability of the Company, increased experience and specialized industry knowledge as well as compensation levels the compensation committee considered to be appropriate to remain generally competitive with similar sized public companies. See “Executive Compensation – Employment Agreements” for a discussion of the terms of the employment agreements, as amended.

 GAAP Earnings per Share

Effective for fiscal 2011 through fiscal 2015, the performance criteria for our named executive officers for their short-term and a portion of their long-term incentive compensation is fully diluted GAAP earnings per share.  Because we have fully instituted measures to better monitor operating results, including economic profits (net operating profit after taxes minus the cost of capital (after tax) necessary to generate those profits), and significant infrastructure investments have been made and have become a standard part of our operations over the last three years, the compensation committee decided to use fully diluted GAAP earnings per share as the measure for incentive compensation.  Using fully diluted GAAP earnings per share will directly align the goals of our named executive officers with our stockholders.  See “Executive Compensation – Employment Agreements” for a discussion of the terms of the employment agreements and the performance criteria for each named executive officer.

Short-Term Incentive Compensation

Our short-term incentive plans for our named executive officers, which are contained in their employment agreements, are intended to drive short-term operating and financial results deemed crucial to our long-term term success.  Our program entails granting annual cash incentive bonuses which are dependent on our performance.  The purpose of the annual cash incentive bonuses paid to our named executive officers is to reflect the breadth of their experience and responsibility, and to make the cash component of their compensation competitive.  These cash incentive bonuses are a material portion of the named executive officers’ overall compensation.  All such cash incentive bonuses are subject to our compensation committee’s discretion to award cash incentives greater than the target if deemed appropriate.  Our compensation committee also administers the calculation of amounts earned under the short-term incentive plans.

Effective for fiscal 2011 through fiscal 2015, the performance criteria for our short-term incentive plans for our named executive officers is fully diluted GAAP earnings per share.  Target payments range from 19% to 70% of base salary, depending on the named executive officer’s position and our performance as related to our fully diluted GAAP earnings per share goals.  Our compensation committee set the awards for each named executive officer based on the duration of employment with us, job responsibilities, industry knowledge, special skills and performance.  The performance goals are set at levels that our compensation committee considers attainable, but not assured, and representative of solid operating and financial performance within our industry.  See “Executive Compensation – Employment Agreements” for a discussion of the performance criteria for each named executive officer.

Long-Term Incentive Compensation

Our compensation objective of inducing executives to remain in our employ as well as aligning their interests with those of our stockholders leads us to make periodic equity awards.  These awards provide incentives for our named executive officers to remain with us over the long term and gives the compensation committee additional flexibility to reward superior performance by our named executive officers.  We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such executive’s interests with those of our stockholders, since the ultimate value of such compensation is linked directly to our stock price.

We utilize our two equity incentive plans for our long-term incentive compensation, the 2007 Stock Option Plan, referred to in this proxy statement as the Option Plan, and the Stock Incentive Plan, referred to in this proxy statement as the Incentive Plan.  The allocation of long-term incentive compensation between stock options under the Option Plan and restricted stock under the Incentive Plan is generally made with the goal of rewarding long-term service with the issuance of restricted shares and rewarding efforts related to increasing the stock price over the long-term with the issuance of stock options.

In fiscal 2010, in connection with the amendments to the employment agreements of our named executive officers, our compensation committee granted the named executive officers restricted stock awards that vest upon the attainment of certain fully diluted GAAP earnings per share goals.  See “Executive Compensation – Employment Agreements” for a discussion of the performance criteria for the long-term incentive compensation of our named executive officers.  In addition, each of the named executive officers were granted stock options that vest in equal installments at the end of each of fiscal year 2011, 2012, 2013, 2014 and 2015.

As discussed below under the section entitled “Executive Compensation - Employment Agreements,” we are prepared to issue significant equity awards to certain key executives as part of our strategy of providing meaningful long-term performance-based incentives for our management team in order to more closely align management’s interest with the interests of our stockholders.

Perquisites and Personal Benefits

Our named executive officers receive additional compensation consistent with our philosophy of hiring and retaining key personnel.  Such perquisites include executive health insurance, automobile allowances, club dues and matching contributions to our 401(k) plan.  See “Executive Compensation – Summary Compensation Table for Fiscal 2013” for the aggregate incremental cost to us during fiscal 2013 of such benefits.

Equity Ownership Guidelines

We have an ownership philosophy, rather than a formal policy, regarding equity ownership by our named executive officers.  The objectives of our philosophy are to instill an ownership mindset among our senior management and to align the interests of our named executive officers with the interests of our stockholders.  The long-term incentive compensation arrangements discussed above are intended to bring the beneficial ownership interests of our named executive officers more in line with our compensation committee’s ownership level expectations.

Deductibility of Executive Compensation

The deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, has not been a material consideration for our compensation committee due to the levels and types of compensation paid to our named executive officers.

Accounting for Stock-Based Compensation

In accordance with recent SEC rule changes, stock-based compensation expense is computed in accordance with accounting rules that are a part of GAAP as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718.  The expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program.

Risk Considerations in our Compensation Program

The compensation committee is responsible for reviewing and overseeing the compensation and other benefits structure applicable to our employees generally.  We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our company.  In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a combination of both fixed and variable incentive compensation.

•
The variable portions of compensation are designed to reward both annual performance and longer term performance.  We believe this lessens any incentive for short-term risk taking that could be detrimental to our company’s long-term best interests.

•	A significant portion of our management’s compensation is based on the performance of our company as a whole.

Summary Compensation Table for Fiscal Years 2013, 2012, and 2011

The following table provides certain information concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and one other executive officer during the fiscal years ended April 30, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)1	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William H. Henderson Chief Executive Officer	2013 2012 2011	$440,000 $410,833 $350,000	$25,000 - -	- - -	- - -	$101,338 $182,875 $83,750	- - -	$14,888 $14,868 $16,491	$581,226 $608,576 $450,241
Jeffrey A. Williams Chief Financial Officer and Secretary	2013 2012 2011	$330,000 $307,500 $250,000	$20,000 - -	- - -	- - -	$56,749 $102,410 $46,900	- - -	$31,467 $21,703 $31,271	$438,216 $431,613 $328,171
Eddie L. Hight Chief Operating Officer	2013 2012 2011	$330,000 $307,500 $250,000	- - -	- - -	- - -	$56,749 $102,410 $46,900	- - -	$41,189 $41,895 $50,102	$427,938 $451,805 $347,002

_________________

1 These amounts include matching contributions to our 401(k) plan, payment of  insurance premiums, reimbursement of expenses under our executive health insurance plan, use of company automobile and payment of club dues as follows: For fiscal 2013, Mr. Henderson - $3,100 for use of company automobile, $7,303 for club dues, $1,993 for matching contributions to our 401(k) plan, $1,492 for insurance premiums and $1,000 for Christmas bonus; Mr. Williams - $1,850 for use of company automobile, $5,587 for club dues, $2,055 for matching contributions to our 401(k) plan, $1,492 for insurance premiums, $570 for Christmas bonus and $19,913 for reimbursement of expenses under our executive health insurance plan; Mr. Hight - $2,350 for use of company automobile, $7,303 for club dues, $5,185 for matching contributions to our 401(k) plan, $1,492 for insurance premiums, $780 for Christmas bonus and $24,079 for reimbursement of expenses under our executive health insurance plan.

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan.  Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code.  In general, all of our employees who are at least 21 years of age are eligible to participate in our 401(k) plan immediately upon hire.  Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute up to the maximum amount permitted by the Code.  We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors.  A separate account is maintained for each participant in our 401(k) plan.  The portion of a participant’s account attributable to his or her own contributions is 100% vested.  Distributions from our 401(k) plan may be made in the form of a lump sum cash payment or, for required minimum distribution, in installment payments.

Grants of Plan-Based Awards during Fiscal 2013

There were no grants of plan-based awards during fiscal year 2013.

Employment Agreements

In August 2007, we entered into employment agreements with each of our named executive officers and in November 2009, we entered into amendments to such employment agreements.  The following is a discussion of the employment agreements related to the compensation earned by and paid to our named executive officers for fiscal 2013 and the compensation of our named executive officers for fiscal 2014 through fiscal 2015.

Each of the employment agreements with our named executive officers contains an agreement not to compete, which covers the term of employment and one year thereafter, a covenant against the solicitation of employees and customers, which covers the term of employment and one year thereafter, a provision against the use and disclosure of trade secrets, which covers the term of employment and an indefinite period thereafter, and a provision against the use and disclosure of confidential information, which covers the term of employment and two years thereafter.

William H. Henderson.  Pursuant to the amendment to his employment agreement dated November 13, 2009, Mr. Henderson agreed to serve as a senior executive officer of our operating subsidiary for a term beginning May 1, 2010 and ending on April 30, 2015.  For fiscal 2013, Mr. Henderson was entitled to a base annual salary of $350,000, or such higher annual salary approved by our board of directors.  Mr. Henderson has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by our operating subsidiary.

In addition, pursuant to the amendment to his employment agreement, Mr. Henderson is entitled to earn an annual incentive bonus during the term beginning May 1, 2010 and ending April 30, 2015.  Such incentive bonus will be based upon the attainment of our projected fully diluted GAAP earnings per share for each fiscal year.  Mr. Henderson’s bonus potential is $125,000, $137,500, $151,250, $166,375 and $183,013 for fiscal years 2011, 2012, 2013, 2014 and 2015, respectively.  If our actual fully diluted GAAP earnings per share equals 95-99% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 0.67.  If our actual fully diluted GAAP earnings per share equals 100-104% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 1.0.  If our actual fully diluted GAAP earnings per share equals 105% or more of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 1.33.  For fiscal 2013, Mr. Henderson earned a bonus of $101,338 based upon the actual fully diluted GAAP earnings per share of $3.36, which equaled 97% of our projected fully diluted earnings per share of $3.45.  For fiscal 2013, Mr. Henderson also earned a discretionary bonus of $25,000 awarded by the compensation committee for his extraordinary efforts put forth for a successful year in light of the increased competitive pressures.  For fiscal 2012, Mr. Henderson earned a bonus of $182,875 based upon the actual fully diluted GAAP earnings per share of $3.24, which equaled 108% of our projected fully diluted earnings per share of $3.00.  For fiscal 2011, Mr. Henderson earned a bonus of $83,750 based upon the actual fully diluted GAAP earnings per share of $2.54, which equaled 97% of our projected fully diluted earnings per share of $2.61.

Pursuant to the amendment to his employment agreement, Mr. Henderson also received 10,000 shares of restricted stock on November 27, 2009 pursuant to our Incentive Plan, which shares will vest on April 30, 2015 if we attain at least 70% of our cumulative projected fully diluted GAAP earnings per share for the period commencing on May 1, 2010 and ending on April 30, 2015.  On the same date, Mr. Henderson also received, pursuant to our Option Plan, non-qualified stock options to purchase 240,000 shares of our common stock, which options vest in equal installments (48,000 options) on each of April 30, 2011, April 30, 2012, April 30, 2013, April 30, 2014 and April 30, 2015.

Pursuant to the terms of his employment agreement, as amended, if we terminate Mr. Henderson without cause (as defined in the employment agreement) and not in connection with a change in control, Mr. Henderson’s base salary will continue to be payable through the term of the employment agreement, Mr. Henderson will be paid, within 60 days after termination, the pro rata portion of any bonus earned through the date of termination, and all unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals.  This provision has been in place in Mr. Henderson’s employment agreement since its inception in August 2007.  Assuming Mr. Henderson was terminated on April 30, 2013, and using the closing market price of our common stock on April 30, 2013 of $46.27, the estimated payment amount would have been $3,790,002.

Jeffrey A. Williams.  Pursuant to the amendment to his employment agreement dated November 13, 2009, Mr. Williams agreed to serve as a senior executive officer of our operating subsidiary for a term ending on April 30, 2015.  Mr. Williams is entitled to an annual salary of $250,000, or such higher annual salary approved by our board of directors.  Mr. Williams has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by our operating subsidiary.

In addition, pursuant to the amendment to his employment agreement, Mr. Williams is entitled to earn an annual incentive bonus during the term beginning May 1, 2010 and ending April 30, 2015.  Such incentive bonus will be based upon the attainment of our projected fully diluted GAAP earning per share for each fiscal year.  Mr. Williams’ bonus potential is $70,000, $77,000, $84,700, $93,170 and $102,487 for fiscal years 2011, 2012, 2013, 2014 and 2015, respectively.  If our actual fully diluted GAAP earnings per share equals 95-99% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 0.67.  If our actual fully diluted GAAP earnings per share equals 100-104% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 1.0.  If our actual fully diluted GAAP earnings per share equals 105% or more of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 1.33.  For fiscal 2013, Mr. Williams earned a bonus of $56,749 based upon the actual fully diluted GAAP earnings per share of $3.36, which equaled 97% of our projected fully diluted earnings per share of $3.45.  For fiscal 2013, Mr. Williams also earned a discretionary bonus of $20,000 awarded by the compensation committee for his extraordinary efforts put forth for a successful year in light of the increased competitive pressures.  For fiscal 2012, Mr. Williams earned a bonus of $102,410 based upon the actual fully diluted GAAP earnings per share of $3.24, which equaled 108% of our projected fully diluted earnings per share of $3.00.  For fiscal 2011, Mr. Williams earned a bonus of $46,900 based upon the actual fully diluted GAAP earnings per share of $2.54, which equaled 97% of our projected fully diluted earnings per share of $2.61.

Pursuant to the amendment to his employment agreement, Mr. Williams also received 5,000 shares of restricted stock on November 27, 2009 pursuant to our Incentive Plan, which shares will vest on April 30, 2015 if we attain at least 70% of our cumulative projected GAAP earnings per share for the period commencing on May 1, 2010 and ending on April 30, 2015.  On the same date, Mr. Williams also received, pursuant to our Option Plan, non-qualified stock options to purchase 120,000 shares of our common stock, which options vest in equal installments (24,000 options) on each of April 30, 2011, April 30, 2012, April 30, 2013, April 30, 2014 and April 30, 2015.

Pursuant to the terms of his employment agreement, as amended, if we terminate Mr. Williams without cause and not in connection with a change in control, Mr. Williams’ base salary will continue to be payable through the term of the employment agreement, Mr. Williams will be paid, within 60 days after termination, the pro rata portion of any bonus earned through the date of termination, and all unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals.  This provision has been in place in Mr. Williams’ employment agreement since its inception in August 2007.  Assuming Mr. Williams was terminated on April 30, 2013, and using the closing market price of our common stock on April 30, 2013 of $46.27, the estimated payment amount would have been $2,115,001.

Eddie L. Hight.  Pursuant to the amendment to his employment agreement dated November 13, 2009, Mr. Hight agreed to serve as a senior executive officer of our operating subsidiary for a term ending on April 30, 2015.  Mr. Hight is entitled to a base annual salary of $250,000, or such higher annual salary approved by our board of directors.  Mr. Hight has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by our operating subsidiary.

In addition, pursuant to the amendment to his employment agreement, Mr. Hight is entitled to earn an annual incentive bonus during the term beginning May 1, 2010 and ending April 30, 2015.  Such incentive bonus will be based upon the attainment of our projected fully diluted GAAP earning per share for each fiscal year.  Mr. Hight’s bonus potential is $70,000, $77,000, $84,700, $93,170 and $102,487 for fiscal years 2011, 2012, 2013, 2014 and 2015, respectively.  If our actual fully diluted GAAP earnings per share equals 95-99% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 0.67.  If our actual fully diluted GAAP earnings per share equals 100-104% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 1.0.  If our actual fully diluted GAAP earnings per share equals 105% or more of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the bonus potential for such year multiplied by 1.33.  For fiscal 2013, Mr. Hight earned a bonus of $56,749 based upon the actual fully diluted GAAP earnings per share of $3.36, which equaled 97% of our projected fully diluted earnings per share of $3.45.  For fiscal 2012, Mr. Hight earned a bonus of $102,410 based upon the actual fully diluted GAAP earnings per share of $3.24, which equaled 108% of our projected fully diluted earnings per share of $3.00.  For fiscal 2011, Mr. Hight earned a bonus of $46,900 based upon the actual fully diluted GAAP earnings per share of $2.54, which equaled 97% of our projected fully diluted earnings per share of $2.61.

Pursuant to the amendment to his employment agreement, Mr. Hight also received 5,000 shares of restricted stock on November 27, 2009 pursuant to our Incentive Plan, which shares will vest on April 30, 2015 if we attain at least 70% of our cumulative projected fully diluted GAAP earnings per share for the period commencing on May 1, 2010 and ending on April 30, 2015.  On the same date, Mr. Hight also received, pursuant to our Option Plan, non-qualified stock options to purchase 120,000 shares of our common stock, in which options vest in equal installments (24,000 options) on each of April 30, 2011, April 30, 2012, April 30, 2013, April 30, 2014 and April 30, 2015.

Pursuant to the terms of his employment agreement, as amended, if we terminate Mr. Hight without cause and not in connection with a change in control, Mr. Hight’s base salary will continue to be payable through the term of the employment agreement, Mr. Hight will be paid, within 60 days after termination, the pro rata portion of any bonus earned through the date of termination, and all unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals.  This provision has been in place in Mr. Hight’s employment agreement since its inception in August 2007.  Assuming Mr. Hight was terminated on April 30, 2013, and using the closing market price of our common stock on April 30, 2013 of $46.27, the estimated payment amount would have been $2,115,001.

Stock Plans

2007 Stock Option Plan.  In August 2007, our board of directors adopted the 2007 Stock Option Plan, referred to in this proxy statement as the Option Plan, which was subsequently approved by our stockholders at our 2007 annual meeting of stockholders.  The Option Plan originally set aside 1,000,000 shares of our common stock for option grants to employees, directors and certain independent contractors, consultants and advisors at a price not less than the fair market value of our common stock on the date of grant or the par value per share of our common stock. Our stockholders approved an amendment to the Option Plan on October 13, 2010 to increase the number of shares available under the Option Plan by 500,000 shares to 1,500,000 shares.   Options may be exercised in whole or in part, but in no event later than ten years from the date of grant with respect to incentive options.  Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.  At April 30, 2013, there were 392,500 shares of common stock available for grant under the Option Plan.  The Option Plan expires in August 2017.

1997 Stock Option Plan.  In July 1997, our board of directors adopted the 1997 Stock Option Plan, referred to in this proxy statement as the 1997 Plan, which was subsequently approved by our stockholders at our 1997 annual meeting of stockholders.  The 1997 Plan set aside 1,500,000 shares of our common stock for grants to employees, directors and certain advisors at a price not less than fair market value of our common stock on the date of grant.  The options vest upon issuance.  The purchase price of the shares purchased upon exercise must be equal to 100% of the market price on the date of grant; provided, that the purchase price of stock delivered upon the exercise of a qualified incentive stock option granted to a ten percent owner must not be less than 110% of the market price on the date of grant.  Options granted pursuant to the 1997 Plan will expire five to ten years from the date of grant.  The 1997 Plan expired in July 2007 and at April 30, 2013 there were no shares of common stock available for grant under the 1997 Plan.

Stock Incentive Plan.  In August 2005, our board of directors adopted the Incentive Plan, which was subsequently approved by our stockholders at our 2005 annual meeting of stockholders.  The Incentive Plan originally set aside 150,000 shares of our common stock for grants to our employees, officers and directors.  Our stockholders approved an amendment to the Incentive Plan on October 14, 2009 to increase the number of shares available under the Incentive Plan by 200,000 shares to 350,000 shares.  Shares granted under the Incentive Plan have full voting rights prior to the date of vesting, if any; however, holders of any unvested shares must execute an irrevocable proxy granting us the right to vote such shares until the shares vest.  At April 30, 2013, there were 187,027 shares of common stock available for grant under the Incentive Plan.  The Incentive Plan will expire pursuant to its terms in August 2015.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of April 30, 2013.  The number of options held as of April 30, 2013 includes options granted under the 1997 Stock Option Plan and the 2007 Stock Option Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable1	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)2	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)3
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William H. Henderson	24,000			$23.75	12/08/14
	180,000			$11.90	10/16/17
	144,000			$24.47	11/27/19
		96,000		$24.47	11/27/19			10,000	$462,700
Jeffrey A. Williams	72,000			$11.90	10/16/17
	72,000			$24.47	11/27/19
		48,000		$24.47	11/27/19			5,000	$231,350
Eddie L. Hight	18,000			$23.75	12/08/14
	108,000			$11.90	10/16/17
	72,000			$24.47	11/27/19
		48,000		$24.47	11/27/19			5,000	$231,350
____________________
1   These options vest in equal installments on each of April 30, 2014 and April 30, 2015.
2    These restricted shares vest on April 30, 2015 if we attain at least 70% of our cumulative projected fully diluted GAAP earnings per share for the period commencing on May 1, 2010 and ending on April 30, 2015.
3    Amounts are calculated by using the closing market price of our common stock on April 30, 2013 of $46.27.

Option Exercises and Stock Vested during Fiscal 2013

There were no option exercises or stock awards vested for any named executive officer during the fiscal year ended April 30, 2013.

Change in Control Agreements

The employment agreements with our named executive officers entered into in August 2007 and amended in November 2009 contain change in control provisions entitling them, upon the occurrence of certain events, to a portion of their base salary and the immediate vesting of stock options and restricted stock.  Based on the size of the company, the industry in which it operates and because there are only three executives with employment agreements, the single trigger for change of control payments was established to more closely align the interests of the three executive officers with stockholders should there ever be a proposed change of control event and has been part of the employment agreements since their inception.  Under the terms of the employment agreements, a change in control generally means the following:

•
the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;

•
the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;

•
the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•
the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

In the event of a change in control while the named executive officer is still employed under his employment agreement, on the date the change in control becomes effective, we must pay the named executive officer a lump sum cash payment equal to 2.99 times the “base amount” (as defined by Section 280G of the Code) with respect to his compensation and all unvested restricted stock and stock options previously granted vest in full, without regard to the achievement of any applicable performance goals.  Such payments are referred to in this proxy statement as change in control payments.  If, prior to the change in control, we terminate the named executive officer without cause and the termination is related to the change in control, then, for purposes of his change in control payments, such named executive officer will be treated as being employed on the date the change in control becomes effective.  In such case, the named executive officer will receive the change in control payments in addition to any other compensation to which the named executive officer is entitled under his employment agreement as a result of his termination.  A termination without cause includes any termination other than for “cause”, which generally consists of a breach, gross negligence or wrongdoing by the named executive officer.

If it is determined that any payment made in connection with a change in control or termination thereafter would be subject to excise taxes, the named executive officer will be entitled to receive a one-time additional payment in an amount reasonably determined by an independent accounting firm to be equal to such excise tax.  Payments are payable even if such named executive officer is not eligible for termination benefits under his employment agreement.  In the event of any underpayment of such amount, the amount of such underpayment will be promptly paid by us.  In the event of any overpayment, the named executive officer will, at our direction and expense, take steps as are reasonably necessary to correct such overpayment; provided, however, that the named executive officer will in no event be obligated to return to us an amount greater than the net after-tax portion of the overpayment and the applicable provisions of the employment agreement will be interpreted in a manner consistent with the intent of making the named executive officer whole, on an after-tax basis.

Assuming that (1) a change in control occurred on April 30, 2013, and (2) the named executive officers were not terminated in connection with the change in control, and using the closing market price of our common stock on April 30, 2013 of $46.27, the estimated payment amounts would have been as follows: $5,909,188 for Mr. Henderson; $3,325,105 for Mr. Hight; and $2,817,977 for Mr. Williams.  Assuming that (1) a change in control occurred on April 30, 2013, and (2) prior to the change in control the named executive officers were terminated without cause in connection with the change in control, and using the closing market price of our common stock on April 30, 2013 of $46.27, the estimated payment amounts would have been as follows: $6,965,188 for Mr. Henderson; $4,117,105 for Mr. Hight; and $3,609,977 for Mr. Williams.

If a named executive officer is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments that constitute a “deferral of compensation” under the Section 409A of the Code, become payable as a result of the named executive officer’s termination for reasons other than death, and become due under the employment agreement during the first six months after termination of employment will be delayed and all such delayed payments will be paid to such named executive officers in full in the seventh month after the date of termination and all subsequent payments will be paid in accordance with their original payment schedule.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

For the fiscal year ended April 30, 2013, there were no transactions with related persons required to be disclosed in this proxy statement.

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving, or rejecting, any transactions with “related persons” as defined by SEC rules and any potential conflicts of interest between us and any third party.  The audit committee reviews and considers such transactions on a case-by-case basis in light of all facts and circumstances and does not use any prescribed criteria for approving or rejecting any proposed transaction or relationship.

AUDIT COMMITTEE REPORT

In accordance with the written charter adopted by our board of directors, a copy of which is available on our website, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.  During the fiscal year ended April 30, 2013, the audit committee met four times and discussed internal control, accounting, auditing and our financial reporting practices with our Chief Financial Officer and our independent auditors and accountants, Grant Thornton LLP.  In discharging its oversight responsibility as to the audit process, each member of our audit committee has reviewed our audited financial statements as of and for the fiscal year ended April 30, 2013 and the audit committee held one meeting with management and Grant Thornton LLP to discuss the audited financial statements prior to filing our annual report on Form 10-K.  Our audit committee also met with Grant Thornton LLP to discuss the matters required to be disclosed by statement on Auditing Standards No. 61, as amended (Professional Standards), prior to filing our annual report on Form 10-K.

In addition, the audit committee has received from Grant Thornton LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence in connection with its audit of our financial statements for the fiscal year ended April 30, 2013.  Our audit committee has also considered whether Grant Thornton LLP’s provision of non-audit services to us is compatible with maintaining such firm’s independence with respect to us and has determined that the provision of certain non-audit services is consistent with and compatible with Grant Thornton LLP maintaining its independence.  See “Principal Accounting Fees and Services.”  Based upon the foregoing reviews and discussions, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2013.

Daniel J. Englander, Chairman
John David Simmons
William M. Sams

 COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.  Based upon such review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert Cameron Smith, Chairman
William M. Sams
Daniel J. Englander

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the fiscal year ended April 30, 2013, as filed with the SEC, is available to stockholders who make a written request therefore to our Secretary at our offices, 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712.  Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents.  Our annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available by the following link on our website at www.car-mart.com under the “SEC Filings” section, which is under the “Investor Relations” section.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2014 annual meeting of stockholders must be received at our principal executive offices no later than March 12, 2014, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting.  In connection with next year’s annual meeting, if we do not receive notice of a matter or proposal to be considered by May 11, 2014, then the persons appointed by our board of directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting if such matter or proposal is raised at that annual meeting.  Any such proposals must comply in all respects with the rules and regulations of the SEC.

OTHER MATTERS

Management does not know of any matter to be brought before the meeting other than those referred to above.  If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

America’s Car-Mart, Inc.
802 S.E. Plaza Avenue, Suite 200
Bentonville, AR 72712

Important Notice Regarding the Availability of Proxy Materials for the
2013 Annual Meeting of Stockholders to be Held August 21, 2013

Notice of Internet Availability of Proxy Materials

Your name, Account Number and Control Number appear in the upper-left-hand-corner of this Notice for online voting purposes. To vote your shares, please follow the instructions listed below.

The America’s Car-Mart, Inc. 2013 Annual Meeting will be held on August 21, 2013, at 10:00 a.m. local time, at America’s Car-Mart, Inc. principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712.
A description of the matters to be voted on and the recommendations of the Board of Directors of America’s Car-Mart, Inc. regarding these matters, appear on the reverse side of this Notice. Instructions for voting your shares appear below.
This is not a ballot.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The 2013 Annual Report, the Proxy Statement, and proxy card of America’s Car-Mart, Inc. are available at www.shareholdervote.info.
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before August 7, 2013 to facilitate timely delivery.

How to vote online:
Step 1: Go to www.shareholdervote.info
Step 2: Click on the America’s Car-Mart, Inc. link to access the Proxy Materials.
Step 3: You can view or download the proxy materials at this time. This proxy notice contains the information to vote your proxy online above.
Step 4:  To vote your proxy online you can access the proxy voting link from the Materials page of the website in step 1 or go directly to the voting website at http://www.stctransfer.com/proxyvote2 to login and vote your proxy. To login you will need to enter the Control number located in the top left hand corner of this notice.

How to receive a copy of the proxy materials by mail for this meeting or for future shareholder meetings:
Telephone: Call the transfer agent of America’s Car-Mart, Inc., Securities Transfer Corporation, at 800-780-1920
E-Mail: Send an e-mail to: Info@shareholdervote.info with “Proxy Materials Order” in the subject line and in the body of the message include your full name, address, and request.

How to attend the meeting and vote in person:
America’s Car-Mart, Inc.’s 2013 Annual Meeting will be held at on August 21, 2013, at 10:00 a.m. local time, at America’s Car-Mart, Inc. principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712.
If you plan to attend the Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at vickie.judy@car-mart.com.  This will assist us with meeting preparations.  You also can obtain directions to the meeting by calling this number.  Please bring this notice with you for admission to the meeting.

Proposals to be voted on at America’s Car-Mart, Inc.’s 2013 Annual Meeting are listed on the reverse side along with the recommendations of the Board of Directors of America’s Car-Mart, Inc.

Voting Items:

The Board of Directors of America’s Car-Mart, Inc. recommends that you vote FOR ALL NOMINEES listed in Proposal 1.

Proposal 1	To elect six directors for a term of one year and until their successors are elected and qualified:

Daniel J. Englander	John David Simmons
William H. Henderson	Robert Cameron Smith
William M. Sams	Jeffrey A. Williams

The Board of Directors of America’s Car-Mart, Inc. recommends that you vote FOR the following proposals:

Proposal 2	To approve an advisory resolution regarding the Company’s compensation of its named executive officers.

Proposal 3	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2014.

Proposal 4	In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

This proxy is solicited on behalf of the Board of Directors
of AMERICA’S CAR-MART, INC.

The undersigned stockholder(s) of America’s Car-Mart, Inc., a Texas corporation, hereby appoints John David Simmons and William H. Henderson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of America’s Car-Mart, Inc. to be held on August 21, 2013 at 10:00 a.m. local time at the Company’s principal executive office, 802 SE Plaza Avenue, Bentonville, AR 72712, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1)           To elect six directors for a term of one year and until their successors are elected and qualified:

☐           FOR all nominees listed below (except as indicated to the contrary below)

☐           WITHHOLD AUTHORITY to vote for all nominees

Daniel J. Englander	John David Simmons
William H. Henderson	Robert Cameron Smith
William M. Sams	Jeffrey A. Williams

If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:
_________________________________________________________________________________________

(2)	To approve an advisory resolution regarding the Company’s compensation of its named executive officers.
☐	FOR ☐ AGAINST ☐ ABSTAIN

(3)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2014.
☐	FOR ☐ AGAINST ☐ ABSTAIN

(4)	In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

How to vote online:
Instead of mailing your proxy, you may choose to vote your shares online by following the instructions outlined below.  Proxies submitted by the Internet must be received by 8:30 a.m. Central Time on August 21, 2013.

Step 1:	Go to www.shareholdervote.info at any time 24 hours a day.
Step 2:	Click on the America’s Car-Mart, Inc. link to access the Proxy Materials.
Step 3:	Access the proxy voting link from the Materials page of the website in step 1 or go directly to the voting website at http://www.stctransfer.com/proxyvote2 to login and vote your proxy.
Step 4:	Login using the Control number located in the top left hand corner of the Notice of Internet Availability of Proxy Materials that you received in the mail.

How to vote on this paper form:
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.  This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder.  If no direction is made, it will be voted FOR the Proposal and as the proxies deem advisable on such other matters as may come before the meeting.
Date:   _________________________________
Signature: ______________________________
Signature: ______________________________

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)